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Exhibit 8.2

[Weil, Gotshal & Manges LLP Letterhead]

May 3, 2011

LaBranche & Co Inc.
33 Whitehall Street
New York, NY 10004

Ladies and Gentlemen:

        You have requested our opinion regarding certain U.S. federal income tax consequences of the Merger and Second Step Merger, as defined in the Agreement and Plan of Merger dated as of February 16, 2011 (the "Merger Agreement"), by and among Cowen Group, Inc., a Delaware corporation ("Parent"), Louisiana Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and LaBranche & Co. Inc., a Delaware corporation (the "Company") and you have requested our opinion as to the accuracy of the discussion under the heading "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES" contained in the related Registration Statement on Form S-4 (the "Registration Statement"), which includes the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus"), filed with the Securities and Exchange Commission (the "Commission") on March 31, 2011, as amended or supplemented through the date hereof. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

        In formulating our opinion, we have examined (i) the Merger Agreement (including any exhibits or schedules thereto), (ii) representation letters to us from the Company and from Parent and Merger Sub (collectively, the "Certificates"), each dated as of the date hereof, (iii) the Registration Statement and (iv) the Proxy Statement/Prospectus. In addition, we obtained such additional information and documents as we deemed relevant or necessary through consultation with various officers and representatives of the Company and Parent.

        Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger and Second Step Merger set forth in the Merger Agreement and Proxy Statement/Prospectus, (2) the consummation of the Merger and Second Step Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Proxy Statement/Prospectus, (3) the accuracy of the representations, as of the date hereof and thereafter through the Effective Time, as applicable, made in the Certificates by the Company and by Parent and Merger Sub

(without regard to any qualification therein as to the knowledge of any person or any similar qualification) (4) that the parties have complied with and, to the extent applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement and (5) the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We also assume that no action has been taken or will be taken that is inconsistent with the statements, descriptions or representations referred to in this paragraph.

        Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we are of the opinion that, for U.S. federal income tax purposes, (i) the Merger and Second Step Merger, taken together, will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the Company and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) the discussion in the Registration Statement under the heading "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES," insofar as it constitutes statements of U.S. federal income tax law, is accurate in all material respects.

        We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger or the Second Step Merger under any state, local or non-U.S. law, or with respect to other areas of U.S. federal taxation. This opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, all as currently in effect and any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger or Second Step Merger, or any inaccuracy in the statements, facts, assumptions or representations on which we have relied, may affect the continuing validity of this opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed by us on any matter other than that which is specifically covered by this opinion.

        This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Merger and the Second Step Merger, taken together. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Weil, Gotshal & Manges LLP

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